UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Innolog Holdings Corporation
(Exact name of registrant as specified in its charter)

Nevada	68-048-2472
(State or other jurisdiction of	(IRS Employee Identification No.)
incorporation or organization)

4000 Legato Road, Suite 830

Fairfax, VA 22033

(Address, including zip code, of registrant’s principal executive offices)

2012 Consultant Stock Plan
(Full title of the plan)

Capitol Corporate Services

(800) 899-0490

(Telephone number, including area code, of agent for service)

COPIES TO:

William P. Danielczyk

Executive Chairman

Innolog Holdings Corporation

4000 Legato Road, Suite 830

Fairfax, VA 22033

Phone: (703) 766-1412

Kevin Friedmann, Esq.

Richardson & Patel, LLP

750 Third Avenue, 9th Floor

New York, New York 10017

Phone: (212) 561-5559

Fax: (917) 591-6898

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	5,000,000	$0.1025	$512,500	$58.74

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on June 7, 2012, as reported on the OTC Electronic Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)           The Annual Report for the fiscal year ended December 31, 2011, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10K on April 16, 2012, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b)          The Quarterly Report for the fiscal quarter ended March 31, 2012, filed by the registrant with the Commission on Form 10-Q on May 18, 2012; and

(c)          The Current Report filed by the registrant with the Commission on Form 8-K on May 25, 2012.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

All documents subsequently filed by Innolog Holdings Corporation (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this prospectus. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to William P. Danielczyk, Innolog Holdings Corporation, 4000 Legato Road, Suite 830, or call (703) 766-1412.

Item 4.	Description of Securities.

We are authorized to issue 250,000,000 shares of stock, including 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

The securities being registered on this registration statement are shares of our common stock. As of May 31, 2012, there were 15,129,973 issued and outstanding shares of common stock that were held by approximately 300 stockholders of record.

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The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

Please review our articles of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our shares.

The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Nevada law, and subject to the rights of the holders of preferred stock then outstanding, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

Item 5.	Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6.	Indemnification of Directors and Officers.

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires the Company to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

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Charter Provisions and Other Arrangements

The Corporation shall indemnify, in the manner and to the fullest extent permitted by Nevada aw (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation, to the fullest extent permitted by Nevada law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by Nevada law, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, finds and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Article, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Article. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by Nevada law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors’ and officers’ liability insurance.

The Company also has a $2,000,000 directors and officers liability insurance policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item8.	Exhibits.

Exhibit	Description

5.	Opinion regarding legality
23.1	Consent of RBSM LLP
23.2	Consent of Gumbiner Savett Inc.
23.3	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.1	2012 Consultant Stock Plan

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Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fairfax, Virginia, on June 8, 2012.

Innolog Holdings Corporation

/s/ William P. Danielczyk
By: William P. Danielczyk
Its: Executive Chairman

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INDEX TO EXHIBITS

Exhibit	Description

5.	Opinion regarding legality
23.1	Consent of RBSM LLP
23.2	Consent of Gumbiner Savett Inc.
23.3	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.1	2012 Consultant Stock Plan

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